EXHIBIT 99.1

Upon vesting of the restricted stock unit award, ownership of the shares underlying the restricted stock unit award will be transferred to ROS Acquisition
Offshore LP (ROS Acquisition) and OrbiMed Royalty
Opportunities II, LP (ORO II). OrbiMed Advisors LLC
(OrbiMed Advisors), a registered investment advisor under the Investment Advisors Act of 1940, as amended, is the investment manager of ROS Acquisition. OrbiMed
Advisors is the managing member of OrbiMed ROF II LLC
(ROF II). ROF II is the general partner of ORO II.
OrbiMed Advisors may be deemed to have voting and investment power with respect to the securities held by ROS Acquisition. Each of OrbiMed Advisors and ROF II may be deemed to have voting and investment power with respect to the securities held by ORO II. OrbiMed
Advisors exercises its voting and investment power through a management committee comprised of Carl L.
Gordon, Sven H. Borho, and W. Carter Neild, each of disclaims beneficial ownership of the securities held by ROS Acquisition and ORO II.